Exhibit 5.1

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607

May 13, 2026

Board of Directors

Art’s-Way Manufacturing Co., Inc.

5556 Highway 9

Armstrong, Iowa 50514

Re: Registration Statement on Form S-8

Gentlemen:

We have examined the Registration Statement on Form S-8 filed on or about the date hereof by Art’s-Way Manufacturing Co., Inc., a Delaware corporation (the “Registrant”), with the U.S. Securities and Exchange Commission (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 500,000 shares of common stock, $0.01 par value per share (the “Shares”). We understand that the Shares are to be issued pursuant to the Art’s-Way Manufacturing Co., Inc. 2020 Equity Incentive Plan, as amended (the “2020 Plan”). In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.

As the Registrant’s legal counsel, we have examined the proceedings taken, and are familiar with the proceedings proposed to be taken, in connection with the sale of the Shares pursuant to the 2020 Plan.

It is our opinion that, upon completion of the proceedings being taken or contemplated by us, as the Registrant’s counsel, to be taken prior to the issuance of the Shares, the Shares when issued in the manner referred to in the Registration Statement and in accordance with the 2020 Plan, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto.

Sincerely,

/s/ Wyrick Robbins Yates & Ponton LLP